SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): September 7, 1999
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                            Apex Silver Mines Limited
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             (Exact name of registrant as specified in its charter)



Incorporated under the Laws
of The Cayman Islands                  1-13627                  Not Applicable
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(State or other jurisdiction          (Commission               (IRS Employee
     of incorporation)                File Number)           Identification No.)



Caledonian House, Jennett Street,
George Town, Grand Cayman,
Cayman Islands, British West Indies
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(Address of principal executive offices)                      (Zip Code)



       Registrant's telephone number, including area code: (345) 949-0050
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ITEM 5.  OTHER EVENTS

         Apex Silver Mines Limited (the "Company") has completed a detailed feasibility study on its wholly owned San Cristobal silver-zinc mining project in southern Bolivia. The feasibility study was prepared by Kvaerner, E&C Metals Division, an independent engineering firm. As part of the feasibility study, proven and probable reserves for San Cristobal have been calculated by Mine Reserves Associates, Inc., using updated mine planning, metallurgical and economic information from the feasibility study. Proven and probable reserves now total 240 million tonnes of ore grading 2.0 ounces per tonne of silver, 1.67 percent zinc and 0.58 percent lead, containing approximately 470 million ounces of silver, 8.8 billion pounds of zinc and 3.1 billion pounds of lead. Mineralized material totals 46 million tonnes grading an average of 2.9 ounces of silver per tonne, 1.04 percent zinc and 0.58 percent lead. The deposit remains open laterally in several directions and at depth.

         Based on the feasibility study, the Company anticipates developing a low cost, open pit silver-zinc mine with a low strip ratio of approximately 1.8:1 (tonnes of waste per tonne of ore) including pre-stripping. Under the study's mine plan, the deposit would be mined at a rate of approximately 40,000 tonnes per day and processed by conventional means. Mined ore would be transported to the primary crusher by truck and then conveyed to a mill and flotation complex. The ore would be ground in semi-autogenous (SAG) and ball mill circuits, and then processed by selective flotation to produce separate silver-lead and silver-zinc concentrates. Filtered concentrates are expected to be transported by road to the port of Punta Patache, Chile, and then by ocean vessel to smelters and refineries in Asia, the Americas and Europe.

         Based on existing reserves and production rates from the feasibility study, the Company believes the operation should produce, once commercial production is attained, an annual average of approximately 19 million contained ounces of silver, 473 million contained pounds of zinc and 133 million contained pounds of lead over a mine life of approximately 17 years, with higher production anticipated in the first five years. The Company believes that San Cristobal will produce silver and zinc as co-products, and cash operating costs would be attributed to silver and zinc on a basis proportional to their value. Since lead would be a by-product of silver production, its value would be credited against silver costs.

         Future capital costs for San Cristobal construction as projected in the feasibility study total approximately $413 million, and assume contract mining for the first five years. These capital figures do not include an additional $15 million of assumed working capital. The capital figures also exclude value-added taxes and duties which the feasibility study assumes to be recovered by the Company following commencement of production. Thus, the feasibility study assumes that up to approximately $20 million in Bolivian value-added tax to be paid during construction will be recovered as credits against future income taxes. Under a Supreme Decree recently enacted by the government of Bolivia, in exchange for costs incurred in constructing a road from the San Cristobal site to the Chilean border connecting with the Chilean road to Punta Patache, the Bolivian government has agreed to provide tax credits which the Company believes will total approximately $40 million to offset an equivalent amount of additional value-added taxes and duties. The Company believes this can reduce initial funding requirements during pre-production project development by approximately $40 million, and the capital costs estimate in the feasibility study assumes that this reduction is achieved.


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         The Company plans to proceed with detailed engineering and selection of a construction contractor in the fourth quarter 1999. Commencement of the construction of the San Cristobal Project could begin in early 2000, if necessary financing is obtained. Based on this schedule, the Company anticipates that start-up could begin in 2002.

                           FORWARD LOOKING STATEMENTS

         This filing contains forward looking statements within the meaning of
Section 27A of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this filing which address activities, events or developments that the Company expects, believes, intends or anticipates will or may occur in the future, including matters such as future investments in the San Cristobal Project, San Cristobal mine development and construction plans, anticipated capital and operating costs, grade, production and recovery rates, environmental permitting, financing needs from external sources and the availability of financing on acceptable terms, the timing of construction and start-up are forward looking statements. The use of any of the words "anticipate", "continue", "estimate", "expect", "may", "will", "project", "should", "would", "believe" and similar expressions are intended to identify uncertainties. The Company believes the expectations reflected in those forward looking statements are reasonable. However, the implementation of mine construction as contemplated by a feasibility study is complex and involves a number of factors, many of which are beyond the Company's ability to control or predict. Thus, the Company cannot assure that such expectations will prove to be correct. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein.

         Factors that could cause actual results to differ materially include, among others, worldwide economic and political events affecting the supply of and demand for silver, zinc and lead; volatility in market prices of silver, zinc and lead; financial market conditions, whether external financing for San Cristobal construction and development is available on terms acceptable to the Company or at all, and the timing of such financing; uncertainties associated with the development of the new San Cristobal mine, including potential cost overruns and the unreliability of estimates of construction costs and of operating costs and production in the current early stages of San Cristobal mine development; mistaken assumptions or other errors in the feasibility study, or changes in development or construction which develop during the course of detailed engineering; variations in ore grade and other characteristics affecting development, mining, crushing, milling and smelting operations and mineral recoveries; geological, technical, permitting, construction, mining and processing problems; the availability of and timing of acceptable arrangements for power, transportation and smelting; the availability of smelting operations and capacity; the availability of experienced employees; start-up problems; and uncertainties regarding future changes in Bolivian tax legislation or implementation of existing Bolivian tax legislation, including legislation regarding credits for value-added tax and duties associated with the construction of San Cristobal. Many such factors are beyond the Company's ability to control or predict. The reader is cautioned not to put undue reliance on forward looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to forward-looking statements to reflect future events or developments.


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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       APEX SILVER MINES LIMITED
                                       (Registrant)


Date:  September 8, 1999               By: /S/  THOMAS S. KAPLAN
                                          -------------------------------------
                                          Name: Thomas S. Kaplan
                                          Title: Chairman, Board of Directors




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